                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

                                     [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Accrue Software, Inc.
             ------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

              -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

        (2) Form, Schedule or Registration Statement No.:

        (3) Filing Party:

        (4) Date Filed:

                                 [ACCRUE LOGO]
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 21, 2001
                            ------------------------

To the Stockholders of Accrue Software, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Accrue Software, Inc., a Delaware corporation (the "Company"), will be held on Friday, September 21, 2001, at 10:00 a.m., local time, at the Company's principal executive offices at 48634 Milmont Drive, Fremont, California 94538, for the following purposes:

          1. To elect seven (7) directors of the Company for the ensuing year.

          2. To consider and vote upon proposed amendments to the Certificate of Incorporation of the Company to enable the Company to effect one or more reverse stock splits, in the ratios set forth below, during the 12 months following approval by the stockholders of such amendment(s), if the Board of Directors determines that any such action is necessary and appropriate, and in the best interests of the Company and its stockholders to seek to maintain the listing of the Company's Common Stock on the Nasdaq National Market or, if necessary, to transfer the Company's listing to the Nasdaq SmallCap Market.


             (a) Amend the Company's Certificate of Incorporation to effect a one-for-two reverse stock split.



             (b) Amend the Company's Certificate of Incorporation to effect a one-for-three reverse stock split.



             (c) Amend the Company's Certificate of Incorporation to effect a one-for-four reverse stock split.



             (d) Amend the Company's Certificate of Incorporation to effect a one-for-five reverse stock split.



             (e) Amend the Company's Certificate of Incorporation to effect a one-for-six reverse stock split.



             (f) Amend the Company's Certificate of Incorporation to effect a one-for-ten reverse stock split.



             (g) Amend the Company's Certificate of Incorporation to effect a one-for-thirty reverse stock split.


          3. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending March 31, 2002.

          4. To transact such other business as may properly come before the meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on July 25, 2001 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed return envelope. Any stockholder attending the meeting may vote in person even if he or she has previously returned a proxy card.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                     /s/ John V. Bautista
                                       John V. Bautista
                                       Secretary

Fremont, California
July 27, 2001

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY.

                                 [ACCRUE LOGO]

                              48634 MILMONT DRIVE
                           FREMONT, CALIFORNIA 94538
                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 21, 2001
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Accrue Software, Inc., a Delaware corporation ("Accrue" or the "Company"), of proxies in the enclosed form for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, September 21, 2001 at 10:00 a.m., local time, or at any postponement or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices at 48634 Milmont Drive, Fremont, California 94538. The Company's telephone number at that location is (510) 580-4500.


     This Proxy Statement, the enclosed proxy card and the Company's Annual Report to Stockholders for the fiscal year ended March 31, 2001, including financial statements, were first mailed on or about August 2, 2001 to all stockholders entitled to vote at the Annual Meeting.


REVOCABILITY OF PROXIES

     Any person giving a proxy has the power to revoke it at any time before its use by delivering to the Company's principal executive offices (Attention:
Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by attending the Annual Meeting and voting in person.

RECORD DATE AND SHARE OWNERSHIP

     Only stockholders of record at the close of business on July 25, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the record date, 30,146,875 shares of the Company's Common Stock, $.001 par value per share, ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock were outstanding.

VOTING AND SOLICITATION

     Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. Shares of Common Stock may not be voted cumulatively.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting. Proposal No. 2, approval of amendments to the Company's Amended and Restated Certificate of Incorporation to effect one or more reverse stock splits of the Company's Common Stock, requires the affirmative vote of holders of a majority of the outstanding shares of the Company's Common Stock. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present, as required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote.


     Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors, FOR each of the seven reverse stock splits, FOR ratification of the appointment of the designated independent auditors, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as present with respect to that matter and with respect to Proposal No. 2 concerning the reverse stock splits, broker non-votes will have the same effect as a negative vote. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general requirements of Delaware law concerning voting of shares and determination of a quorum.


     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting, the stockholders will elect seven directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

     Assuming a quorum is present, the seven nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company for the ensuing year. Unless marked otherwise, proxies received will be voted FOR the election of each of the seven nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

     The names of the nominees, their ages as of May 31, 2001 and certain other information about them are set forth below:


           YEAR FIRST
                NAME                   AGE             PRINCIPAL OCCUPATION
        ELECTED DIRECTOR
                ----                   ---             --------------------
        ----------------
Jeffrey S. Walker....................  50     President and Chief Executive
Officer            2001
                                              (Principle Executive Officer) of
the
                                              Company
Yorgen Edholm(1).....................  46     Chief Executive Officer,
DecisionPoint           2001
                                              Applications
David Folkman(1).....................  66     President and Chief Executive
Officer,           1999
                                              On-Site Dental Care, Inc.
Max D. Hopper(2).....................  66     Chief Executive Officer, Max D.
Hopper           1999
                                              Associates, Inc.
Zev Laderman(1)......................  40     Independent Business Consultant
              2001
Jonathan Nelson......................  33     Chairman of the Board of Organic,
Inc.           1996
Robert Smelick(2)....................  59     Chairman of the Board of Directors
of            1996
                                              the Company; Managing Director,
                                              Sterling Payot Management, Inc.

---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     Jeffrey S. Walker, President and Chief Executive Officer, joined Accrue and became a director in April 2001. Prior to joining Accrue, from January 2000 to February 2001, Mr. Walker was Chief Executive Officer of ICplanet, an Internet technology company providing recruiting tools for businesses. Prior to his tenure at ICplanet, from August 1998 to December 1999, Mr. Walker was Vice President and Managing Director of Computer Sciences Corporation's (CSC) consulting group where he focused on e-business strategies for startups and corporate clients. Mr. Walker also served as President of Planmetrics, a consulting firm focused on growth and marketing strategies for the energy industry, from March 1997 to August 1998. Prior to that, he was Vice President of CSC Index, a management consulting firm, from April 1992 to March 1997. Mr. Walker holds a B.A. degree from University of Oregon. Currently, Mr. Walker serves on the advisory Board for Chevron's Gulf Lubricants Company.

     Yorgen Edholm has served as a director of Accrue since April 2001. Mr. Edholm is currently the Chief Executive Officer of DecisionPoint Applications. From 1989 to January 2001, Mr. Edholm was the President, Chief Executive Officer and co-founder of Brio Technology where he helped grow the company to $150 million in annual sales and over 700 employees. Today, Brio Technology is a worldwide leading provider of business intelligence and analytic solutions. Prior to his tenure at Brio Technology, from 1985 to 1989, Mr. Edholm was a consultant working for companies such as PepsiCo, Procter & Gamble, General Mills, Kraft Foods and Mobil Chemical. Mr. Edholm also worked for Arthur Young & Company, where he co-founded the company's Decision Support Practice. Mr. Edholm holds an M.S. degree in Engineering Physics from the Royal Institute of Technology, Stockholm and an MBA from the Stockholm School of Economics.

     David Folkman has served as a director of Accrue since December 1999. Mr. Folkman currently serves as Chief Executive Officer, President and a director of On-Site Dental Care, Inc., a private early stage company and since January 1991 he also has served as a principal and director of Regent Pacific Management Corp., a consulting firm whose engagements primarily comprise management and advisory services for a wide range of businesses as well as consumer product firms. During his tenure at Regent Pacific Management, Mr. Folkman devoted one year, from April 1998 to April 1999, as president of Natural Wonders, Inc., a chain of stores in the nature and science gift niche, which subsequently filed a petition for reorganization under Chapter 11 in December 2000. In addition, he served from February 1993 to July 1995, as Chief Executive Officer and President of Esprit de Corp, an apparel manufacturer, wholesaler and retailer. Previously, from April 1987 to December 1990, Mr. Folkman was a general partner of U.S. Venture Partners, managing a venture fund with investments in technology, biomedical and retail start-ups, and from April 1982 to April 1987, he served as Chief Executive Officer and President of The Emporium, a division of Carter Hawley Hale Stores, Inc. (now owned by Federated Department Stores, Inc.). Mr. Folkman holds an A.B. degree in Social Relations from Harvard College and an MBA from Harvard Business School. Mr. Folkman also currently serves as a director of Shoe Pavilion, Inc.

     Max D. Hopper has served as a director of Accrue since March 1999. Mr. Hopper has been the Chief Executive Officer of Max D. Hopper Associates, Inc., an IS management consulting firm, since January 1995. From 1985 to January 1995, he served in various positions at American Airlines, a subsidiary of AMR Corporation, most recently as Senior Vice President, Information Systems and Chairman of the SABRE Group, a provider of information technology services to the travel and transportation industry. Mr. Hopper is also a director of Exodus Communications, Inc., a Web hosting company, Gartner Group, Inc., a provider of information technology research and recommendations, Metrocall, Inc., a provider of local and regional paging service, Payless Cashways, Inc., a building materials specialty retailer, and United Stationers, Inc., a wholesaler of office supplies and equipment. Mr. Hopper received a B.S. degree in Mathematics from University of Houston.

     Zev Laderman has served as a director of Accrue since May 2001. Mr. Laderman was the President and Chief Executive Officer of VerticalNet Solutions until June 2001. Prior to VerticalNet, from August 1999 to September 2000, Mr. Laderman served as Chief Executive Officer for Tradeum, a commerce software provider for business-to-business digital marketplaces that was acquired by VerticalNet in March 2000. From August 1998 to June 1999, Mr. Laderman served as Executive Vice President of Global Sales at RTS Software. Mr. Laderman also served many executive roles at Oracle Corporation from March 1995 to August 1998, most recently as Vice President of Oracle's Industrial Sector of Global Business Unit. Mr. Laderman holds an LLB degree in Law from Hebrew University, an LLM degree in Law from Bar-Ilan University in addition to an MBA from Stanford University's Graduate School of Business.

     Jonathan Nelson served as a director of Accrue from its inception in February 1996 to late 1999, and was re-appointed as a member of the board in January 2001. Mr. Nelson has served as the Board Chairman of Organic, Inc., an online business builder, since November 1993, and also served as its Chief Executive Officer from November 1993 to December 2000. He also served as Accrue's President and Chief Executive Officer from February 1996 until May 1996. Mr. Nelson received a B.A. degree in History and Art History from Allegheny College.

     Robert Smelick has served as a director of Accrue since May 1996. Mr. Smelick is the managing director of Sterling Payot Management, Inc., the general partner of Sterling Payot Capital, L.P., an investment partnership specializing in technology based start-up companies and he is also a managing principal and founding director of Sterling Payot Company, a private investment banking firm. Before founding Sterling Payot Company in 1989, Mr. Smelick was a Managing Director of First Boston Corporation. Prior to that, Mr. Smelick was an investment banking partner of Kidder, Peabody & Co. Mr. Smelick received a B.A. degree from Stanford University and an MBA from Harvard Business School. He also attended University of Melbourne in Melbourne, Australia. Mr. Smelick currently serves as a director of Willamette Industries, a producer of paper products, building materials and related specialty products and services.

     There are no family relationships among any of the directors or executive officers of the Company or among any persons chosen or nominated to become directors or executive officers of the Company.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors has a Compensation Committee that reviews and recommends to the Board the compensation arrangements for Accrue's management team and administers the Company's various stock plans. The current members of the Compensation Committee are Messrs. Hopper and Smelick. The Committee held one meeting during the fiscal year ended March 31, 2001 and held nine meetings by written consent.

     The Board of Directors has an Audit Committee that reviews Accrue's annual audited financial results and unaudited quarterly results, and meets with Accrue's independent auditors to review Accrue's financial statements, internal controls and financial management practices. The current members of the Audit Committee are Messrs. Edholm, Folkman, and Laderman. The Audit Committee held three meetings during the fiscal year ended March 31, 2001 and did not act by written consent on any occasions.

     During the fiscal year ended March 31, 2001, no incumbent director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board that he was eligible to attend. During the fiscal year ended March 31, 2001, the Board of Directors held ten meetings and acted by written consent three times.

DIRECTORS' COMPENSATION

     Directors currently do not receive cash compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings. The Company's 1999 Directors' Stock Option Plan (the "Directors' Plan") provides that each person who becomes a nonemployee director of the Company after May 23, 1999 will be granted a nonstatutory stock option to purchase 50,000 shares of Common Stock on the date on which the optionee first becomes a nonemployee director of the Company. Thereafter, on the date of each annual meeting of the Company's stockholders at which such director is elected, each such nonemployee director shall be granted a fully-vested additional option to purchase 5,000 shares of Common Stock if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. If the service of a director is terminated without cause within three months after a merger or sale resulting in a change of control, then vesting will accelerate with respect to 25% of the shares under each outstanding option. Each of the nominees for director will have served for more than six months at the time of the Annual Meeting, and so each current nonemployee director will receive an option to purchase 5,000 shares of the Company's Common Stock under the Directors' Plan if he is reelected to the Board at the Annual Meeting. On January 11, 2001, Mr. Nelson was granted an option to purchase 50,000 shares of Common Stock at an exercise price of $2.25 under the Company's 1996 Stock Plan in connection with his appointment to the Board of Directors of the Company. Mr. Nelson's grant was made in lieu of the automatic option grant under the Directors' Plan of 50,000 shares. Each of Mr. Hopper and Mr. Folkman were also granted an option to purchase 50,000 shares of Common Stock under the 1996 Stock Option Plan on January 11, 2001. On March 12, 2001, Mr. Edholm was granted an option to purchase 100,000 shares of Common Stock at an exercise price of $0.5625 under the 1996 Stock Plan, in connection with his appointment to the Board of Directors. Mr. Edholm's grant was made in lieu of the automatic grant of

50,000 shares under the Directors' Plan. On May 1, 2001, Zev Laderman was granted an option to purchase 100,000 shares of Common Stock at an exercise price of $0.57 under the 1996 Stock Plan, in connection with his appointment to the Board of Directors. Mr. Laderman's grant was made in lieu of the automatic grant of 50,000 shares under the Directors' Plan. The January 11, 2001 grants to Messrs. Nelson, Hopper and Folkman, the March 12, 2001 grant to Mr. Edholm and the May 1, 2001 grant to Mr. Laderman were made under the 1996 Stock Plan instead of the Directors' Plan (which requires vesting occur over four years) in order to permit the vesting of the option shares 1/24 monthly over two years beginning on the date of grant. All directors are eligible to participate in our 1996 Stock Plan.

                        THE BOARD RECOMMENDS A VOTE FOR
                   THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 2

          APPROVAL OF AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED
        CERTIFICATE OF INCORPORATION TO EFFECT ONE OR MORE REVERSE STOCK
                      SPLITS OF THE COMPANY'S COMMON STOCK


     At the Annual Meeting, the Company's stockholders are being asked to approve each of seven separate amendments to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to provide the Company with the option to effect one or more reverse stock splits, ranging from a one-for-two reverse stock split to a one-for-thirty reverse stock split of all the issued and outstanding shares of the Company's Common Stock, par value $0.001 per share, if the Board of Directors determines that any such action is necessary and appropriate, and in the best interests of the Company and its stockholders to seek to maintain the listing of the Company's Common Stock on the Nasdaq National Market or, if necessary, to transfer the listing to the Nasdaq SmallCap Market.



     The Company has recently implemented several business initiatives designed to improve the Company's operating performance and, as a result, the price of its Common Stock and to avoid the necessity of undertaking a reverse stock split to maintain the Company's listing on the Nasdaq National Market. These initiatives include the Company's pursuit of new product releases, efforts to achieve increased revenue from existing products, license sales and related services and efforts to reduce the Company's internal operating costs. However, if such efforts are not successful in increasing the price of our Common Stock to a level sufficient to maintain the listing of our Common Stock on the Nasdaq National Market, the Board may determine that it is in the best interests of the Company and its stockholders to effect a reverse stock split as a means of increasing the price of our Common Stock. Accordingly, the Board has approved each of the seven proposed reverse stock split amendments to the Certificate of Incorporation as options which should be available to the Company to seek to maintain its listing on the Nasdaq National Market. The term "reverse stock split" in the Proxy Statement refers to each of the reverse stock split proposals discussed below unless the context indicates otherwise.


     Any one or more of the proposed reverse stock split amendments will take effect, if at all, only after it is approved by the stockholders of the Company holding a majority of the shares of Common Stock outstanding and after the Board of Directors elects to make it effective by filing the amendment with the Secretary of State of the State of Delaware. After one or more of the reverse stock splits is approved by the stockholders, the Board of Directors of the Company may elect, at any time within one year following the Annual Meeting, to implement one of the approved reverse stock splits if it shall determine that the action is necessary or appropriate in order to seek to maintain the listing of the Company's Common Stock on the Nasdaq National Market or to qualify for listing on the Nasdaq SmallCap Market. If, after the filing of one amendment with the Secretary of State of the State of Delaware, the Company fails to comply with Nasdaq National Market Board listing requirements regarding its share price, it may file, at any time within one year following the Annual Meeting, one or more of the other approved amendments as it shall deem necessary or appropriate to seek to comply with the Nasdaq National Market or Nasdaq SmallCap Market listing requirements within one year following the approval of the reverse stock split amendments. As reflected on the enclosed proxy card, stockholders may approve all, some or none of the following proposed amendments. Even if one or more of the reverse stock split amendments are approved by the stockholders, the Board of Directors also may abandon any or all of the amendments in its sole discretion if it determines that a reverse stock split is unnecessary to comply with the Nasdaq National Market or Nasdaq SmallCap Market listing requirements or is not in the best interests of the Company.


     1. Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each one outstanding share of this Corporation's Common Stock shall be converted and reconstituted into 1/2 of a share of this Corporation's Common Stock.


     2. Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each one outstanding share of this Corporation's Common Stock shall be converted and reconstituted into 1/3 of a share of this Corporation's Common Stock.


     3. Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each one outstanding share of this Corporation's Common Stock shall be converted and reconstituted into 1/4 of a share of this Corporation's Common Stock.

     4. Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each one outstanding share of this Corporation's Common Stock shall be converted and reconstituted into 1/5 of a share of this Corporation's Common Stock.

     5. Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each one outstanding share of this Corporation's Common Stock shall be converted and reconstituted into 1/6 of a share of this Corporation's Common Stock.

     6. Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each one outstanding share of this Corporation's Common Stock shall be converted and reconstituted into 1/10 of a share of this Corporation's Common Stock.


     7.Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each one outstanding share of this Corporation's Common Stock shall be converted and reconstituted into 1/30 of a share of this Corporation's Common Stock.


BACKGROUND: THREAT OF NASDAQ DELISTING

     The Company's Common Stock is currently quoted on the Nasdaq National Market. In order for the Common Stock to continue to be quoted on the Nasdaq National Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, our Common Stock held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $5 million. Additionally, at least 400 persons must own at least 100 shares and our Common Stock must have a minimum bid price of at least $1.00 per share.

     If we are unable to meet the Nasdaq National Market requirements, our Common Stock may be transferred to the Nasdaq SmallCap Market. In order for our Common Stock to be quoted on the Nasdaq SmallCap Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, our Common Stock must have a public float of at least $1 million. Additionally, at least 300 persons must own at least 100 shares and our Common Stock must have a minimum bid price of at least $1.00 per share. If we are not able to meet these requirements for listing on the Nasdaq SmallCap Market, our Common Stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau.

     Under Nasdaq's listing maintenance standards for either the Nasdaq National Market or SmallCap Market, if the closing bid price of our Common Stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days (the "grace period") following notification by Nasdaq, Nasdaq may delist our Common Stock from trading. If a delisting from the Nasdaq National Market were to occur, and our Common Stock did not qualify for trading on the Nasdaq SmallCap Market, our Common Stock would be limited to trading on over-the-counter quotation services, such as the OTC Bulletin Board or the Pink Sheets, that handle high-risk ventures and are not regulated by the Securities and Exchange Commission. Such alternatives are generally considered to be less efficient markets and not as broad as the Nasdaq National Market or the Nasdaq SmallCap Market.

     In addition, if our Common Stock were to become delisted from trading on Nasdaq and the trading price of our Common Stock were to remain below $5.00 per share, trading in our Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our Common Stock, which could severely limit the market liquidity of our Common Stock and the ability of investors to trade our Common Stock.

     On July 19, 2001, we received a notice from the Nasdaq Stock Market that our stock would be delisted from the Nasdaq National Market because the stock failed to maintain a minimum bid price of $1.00 for the requisite 10 day period during the 90 calendar day grace period preceding July 17, 2001. We appealed that determination to a Nasdaq Listing Qualifications Panel and have been granted a hearing. In accordance with Nasdaq rules, delisting of our Common Stock has been stayed pending the decision of the Panel.

     In addition to complying with the $1.00 Nasdaq minimum bid requirement, we must maintain compliance with all other requirements for continued listing on the Nasdaq National Market, including the $5 million market value of public float requirement. On July 12, 2001, the market value of our public float was approximately $13.3 million, based on the closing sale price of $0.51. However, on the date of our Nasdaq hearing (which we believe will occur prior to the Annual Meeting and therefore before any potential reverse stock split), if our stock price were to drop below approximately $0.20 per share, it is unlikely that we would retain our Nasdaq National Market listing because of our failure to meet the $5 million market value of public float requirement. Additionally, if after effecting a reverse stock split, the minimum bid price of our Common Stock were to remain above $1, it is still possible our Common Stock may nevertheless fail to meet the Nasdaq National Market minimum market value of public float requirement. For example, assuming no further issuances of stock, following a one-for-ten reverse stock split, the number of shares included in the public float would decrease from approximately 26,000,000 to approximately 2,600,000. Accordingly, our Common Stock would need to trade at or above approximately $1.93 after the one-for-ten reverse stock split in order to comply with the Nasdaq National Market market value of public float requirement for continued listing. If our stock is unable to meet this standard, we would likely seek to transfer our listing to the Nasdaq SmallCap Market because the market value of public float requirement for the Nasdaq SmallCap Market is only $1 million. Therefore, it is likely that if our stock price is not at or above approximately $0.20 per share on the date of our Nasdaq hearing or if after the hearing we implement one or more reverse stock splits, but the bid price of our Common Stock fails to remain above $1 per share and we fail to satisfy the Nasdaq National Market market value of public float requirement for 10 consecutive trading days, we will seek to transfer our Common Stock listing to the Nasdaq SmallCap Market and we may also seek to effect one or more additional reverse stock splits to cause the bid price of our Common Stock to increase above $1 per share.


     The Board of Directors considered the potential harm to Accrue of a delisting from Nasdaq and determined that one or more reverse stock splits was the best way to achieve compliance with Nasdaq's minimum bid price listing standard. Accordingly, the Board adopted resolutions, subject to approval by our stockholders, to approve seven separate amendments to the Company's Certificate of Incorporation to enable the Company to effect one or more reverse stock splits, ranging from a one-for-two reverse stock split to a one-for-thirty reverse stock split of all the issued and outstanding shares of the Company's Common Stock, par value $0.001 per share, in order to maintain the listing of the Company's Common Stock on the Nasdaq National Market or the Nasdaq SmallCap Market.


PURPOSE AND EFFECTS OF REVERSE STOCK SPLIT

     The primary purpose of the proposed reverse stock splits of our Common Stock is to combine the issued and outstanding shares of Common Stock into a smaller number of shares so that they will trade at a higher price per share than their recent trading prices. One of the key requirements for continued listing on the Nasdaq National Market or listing on the SmallCap Market is that the Common Stock must maintain a minimum bid price above $1.00 per share. The Company believes that one or more reverse stock splits will improve the price level of the Common Stock so that we will be able to maintain compliance with Nasdaq's minimum bid price listing standard. We also believe that the higher share price could help generate interest in Accrue among investors. Furthermore, we believe that maintaining our Nasdaq listing, if possible, may provide us with a broader market for our Common Stock.

     However, the effect of a reverse stock split upon the market price for our Common Stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of our Common Stock after a reverse stock split may not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the reverse stock split. The market price per post-reverse split share may not either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq. Moreover, our Common Stock may fail to meet other requirements for continued inclusion for trading on the Nasdaq National Market or listing on the Nasdaq SmallCap Market, including the applicable minimum market value of public float requirement. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

     A reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interest in the Company or proportionate voting power, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. Instead of issuing fractional shares, each holder of Common Stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder's certificates will be entitled to receive a cash payment, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of Common Stock then held on the record date by the holder, and (ii) the average closing sale price of shares of Common Stock for the 10 trading days immediately prior to the effective date of the reverse stock split or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported by Nasdaq.

     In addition to increasing the market price of the Common Stock, a reverse stock split will affect the presentation of stockholders' equity in the Company's balance sheet. Because the par value of the shares of the Common Stock is not changing as a result of the implementation of the reverse stock split, the Company's stated capital, which consists of the par value per share of the Common Stock multiplied by the aggregate number of shares of the Common Stock issued and outstanding, will be reduced proportionately on the effective date of the reverse stock split. Correspondingly, the Company's additional paid-in capital, which consists of the difference between the Company's stated capital and the aggregate amount paid to the Company upon the issuance of all currently outstanding shares of the Common Stock, will be increased by a number equal to the decrease in stated capital.

     None of the amendments will change the terms of our Common Stock. The shares of new Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized. Because no fractional shares of new Common Stock will be issued, any stockholder who owns fewer than the number of shares of Common Stock that are required to constitute one new share of Common Stock pursuant to the reverse stock split will cease to be a stockholder of Accrue on the effective date of the amendment. We do not anticipate that the reverse stock split will result in any material reduction in the number of holders of Common Stock. Each stockholder's percentage ownership of the new Common Stock will not be altered except for the effect of eliminating fractional shares. The Common Stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.


     Because our authorized Common Stock will not be reduced, the overall effect will be an increase in authorized but unissued shares of Common Stock as a result of the reverse stock split. These shares may be issued by the Board in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of Common Stock. While the Board believes it advisable to authorize and approve each of the seven reverse stock splits for the reasons set forth above, the

Board is aware that the increase in the number of authorized but unissued shares of Common Stock may have a potential anti-takeover effect. The Company's ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders seeking to control the Company. The reverse stock splits are not being recommended by the Board as part of an anti-takeover strategy.

     A reverse stock split, if implemented, will affect outstanding options to purchase Common Stock of the Company. All of the Company's option plans with respect to Common Stock, include provisions requiring adjustments to the number of shares covered by those options and the number of shares subject to and the exercise prices of outstanding options granted under these plans, in the event of a reverse stock split. For example, in a one-for-four reverse stock split, each of the outstanding options to purchase Common Stock would thereafter evidence the right to purchase that number of shares of Common Stock equal to 25% of the shares of the Common Stock previously covered by the options (with fractional shares rounded up to the nearest whole share) and the exercise price per share would be four times the previous exercise price.

     Finally, the reverse stock split will have the effect of creating additional authorized and unreserved shares of our Common Stock. We have no current plans to issue such shares. As of July 12, 2001, we had 75,000,000 authorized shares of Common Stock of which 30,652,884 were issued and outstanding. As of July 12, 2001, under our stock plans, an aggregate of 6,323,949 shares were subject to outstanding options and 769,994 shares remained available for issuance. As of July 12, 2001, 32,046,665 shares of the Company's authorized Common Stock remained unissued and unreserved.

SOME POSSIBLE ADVERSE EFFECTS OF THE REVERSE STOCK SPLITS

     Stockholders should recognize that if one or more reverse stock splits are effectuated they will own fewer shares than they presently own (a number determined by applying the exchange ratio included in the amendment to the Certificate of Incorporation to the number of shares owned immediately prior to the filing of the amendment). While we expect that a reverse stock split will result in an increase in the market price of our Common Stock, the reverse stock split may not increase the market price of our Common Stock by a multiple equal to the exchange number or result in a permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of the reverse stock split. Furthermore, the possibility exists that liquidity in the market for our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will increase the number of stockholders of Accrue who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, the reverse stock split may not achieve the desired results that have been outlined above.

NO FRACTIONAL SHARES

     The Company will not issue fractional certificates for post-reverse split shares in connection with the reverse stock split. Instead of issuing fractional shares, each holder of Common Stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder's certificates will be entitled to receive a cash payment, without interest, determined by multiplying
(i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of Common Stock then held on the record date by the holder, and (ii) the average closing sale price of shares of Common Stock for the 10 trading days immediately prior to the effective date of the reverse stock split or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported by Nasdaq. Assuming the implementation of a one-for-thirty reverse stock split, we have made a conservative provision for a reduction of 827 in the number of stockholders due to the redemption of fractional shares for cash. The effect would be to decrease the number of stockholders by up to 827, from approximately 9,389 stockholders (723 stockholders of record and 8,666 beneficial owners whose shares are held in street name by banks and brokers) to approximately 8,562 stockholders (527 stockholders of record and 8,035 beneficial owners whose shares are held in street name by banks and brokers). The reduction in the number of outstanding shares due to redemption of fractional shares for cash is estimated not to exceed 140,835 (4,695 post-reverse stock split), which is conservatively calculated on the basis that 15 shares have to be redeemed from each stockholder. On this basis, the cost to us of the redemption of fractional shares, using a price of $0.51 per share, is estimated not to exceed $71,825. The decrease in the number of our outstanding shares due to the proposed reverse stock split will have no effect on our periodic reporting requirements with the SEC. The decrease in the number of our outstanding shares will have no effect on the Nasdaq National Market minimum share listing requirements because even if we were to implement a one-for-thirty reverse stock split we would still have outstanding in excess of 750,000 shares, the minimum requirement for the Nasdaq National Market, and 500,000 shares, the minimum requirement for the Nasdaq SmallCap Market. No cash payment for fractional shares will be made to any stockholder until that stockholder has surrendered all of his, her or its stock certificates to the exchange agent pursuant to the manner set forth in the next paragraph.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the effective date of the reverse stock split, stockholders will be notified that the reverse stock split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Such person is referred to as the "exchange agent." Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the exchange ratio of the reverse stock split. Beginning on the effective date of the reverse stock split, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

CRITERIA TO BE USED FOR DECISION TO APPLY THE REVERSE STOCK SPLIT

     In the event that approval for one or more of the reverse stock splits is obtained, the Board will be authorized to proceed with any such approved reverse stock split. If the Common Stock closes at a bid price equal to or greater than $1.00 for the ten consecutive trading days prior to the Annual Meeting, the Board may delay its decision to execute the reverse stock split indefinitely subject to a decision by Nasdaq that the National Market minimum listing requirements have been satisfied. On the other hand, if at any time during the twelve month period following the approval of the reverse stock split amendments, the minimum bid price fails to comply with Nasdaq listing requirements (as such requirements may hereafter be amended by Nasdaq), either before or after one or more reverse stock splits, or if the Nasdaq National Market or SmallCap Market listing requirements are satisfied but then the stock price again falls below $1.00 for a 30 day period or otherwise fails to comply with the applicable minimum listing requirements for either the Nasdaq National Market or the Nasdaq SmallCap Market, then the Board may file one or more of the other approved amendments as a cure for this condition.

NO DISSENTER'S RIGHTS

     Under the Delaware General Corporation Law, the Company's stockholders are not entitled to dissenter's rights with respect to the proposed amendments to the Certificate of Incorporation to effect the reverse stock splits and we will not independently provide our stockholders with any such right.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

     The following summary of the federal income tax consequences of the reverse stock splits is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state and local tax consequences are not discussed below. Accordingly, each stockholder should consult his or her tax adviser to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

     Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except to the extent of cash received in lieu of fractional shares). The adjusted basis of the new shares of Common Stock (including the fractional share for which cash is received) will be the same as the adjusted basis of the Common Stock exchanged for such new shares. The holding period of the new, post-reverse stock split shares of the Common Stock resulting from implementation of the reverse stock split will include the stockholder's respective holding periods for the pre-reverse stock split shares. A stockholder who receives cash in lieu of a fractional share of new Common Stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder's aggregate adjusted tax basis in the shares of pre-reverse stock split Common Stock allocated to the fractional share. If the shares of pre-reverse stock split Common Stock allocated to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss. Such capital gain or loss will be short term if the pre-reverse stock split shares were held for one year or less and long term if held more than one year.

     No gain or loss will be recognized by the Company as a result of the reverse stock split.

APPROVAL REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve each of the proposed amendments to our Certificate of Incorporation pertaining to a reverse stock split of our Common Stock. Abstentions and broker non-votes will not be counted as having been voted on the proposal, and therefore will have the same effect as a "no" vote. If there are not sufficient votes to approve the proposal at the time of the meeting, the meeting may be adjourned in order to permit further solicitation of proxies by the Board of Directors. However, no proxy voted against the proposal will be voted in favor of an adjournment or postponement of the meeting to solicit additional votes in favor of the proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
APPROVAL OF ALL OF THE PROPOSED REVERSE STOCK SPLIT AMENDMENTS TO THE COMPANY'S
                         CERTIFICATE OF INCORPORATION.

                                 PROPOSAL NO. 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


     PricewaterhouseCoopers LLP has served as the Company's independent auditors since 1997 and has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending March 31, 2002. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of auditors.


     A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD:

              THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE
           APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S
        INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2002.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information that has been provided to the Company with respect to beneficial ownership of shares of the Company's common stock as of May 31, 2001 for (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock,
(ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table of this Proxy Statement, and (iv) all directors and executive officers of the Company as a group.

     Except as otherwise noted, the address of each person listed in the table is c/o Accrue Software, Inc., 48634 Milmont Dr., Fremont, California 94538-7353.

     The percent of beneficial ownership for each stockholder is based on 30,271,292 shares of common stock outstanding as of May 31, 2001.

                                                               SHARES
BENEFICIALLY
                                                                    OWNED(1)

---------------------

PERCENT
                  NAME OF BENEFICIAL OWNER                    NUMBER(2)    OF
TOTAL
                  ------------------------                    ---------
--------
Organic Holdings, Inc.(3)...................................  1,871,890
6.2%
  510 Third Street, Suite 540
  San Francisco, CA 94107
Jeffrey S. Walker(4)........................................     75,000
*
Yorgen Edholm(5)............................................     16,667
*
David Folkman(6)............................................     36,562
*
Max. D. Hopper(7)...........................................    113,541
*
Zev Laderman(8).............................................     12,500
*
Jonathan Nelson(9)..........................................  1,884,390
6.2%
Robert Smelick(10)..........................................  1,164,622
3.8%
Bob Page(11)................................................    723,204
2.4%
Brett Kilpatrick(12)........................................    247,357
*
Jonathan Becher(13).........................................     81,843
*
Richard D. Kreysar(14)......................................  1,269,261
4.2%
Gregory Walker(15)..........................................     75,876
*
All executive officers and directors as a group(16) (13
  persons)..................................................  4,450,257
14.5%

---------------
  *  Less than one percent of the outstanding shares of common stock.

 (1) The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

 (2) In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after May 31, 2001 are deemed outstanding and shares of common stock that may be purchased within 60 days after May 31, 2001 pursuant to the Company's Employee Stock Purchase Plan are also deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (3) Organic Holdings, Inc., the holder of 1,871,890 shares, was previously known as Organic Online, Inc.

 (4) The beneficial ownership for Jeffrey Walker is comprised of 75,000 shares issuable upon the exercise of stock options held by Mr. Walker that are currently exercisable or exercisable within 60 days of May 31, 2001.

 (5) The beneficial ownership for Yorgen Edholm is comprised of 16,667 shares issuable upon the exercise of stock options held by Mr. Edholm that are currently exercisable or exercisable within 60 days of May 31, 2001.

 (6) The beneficial ownership for David Folkman is comprised of 36,562 shares issuable upon the exercise of stock options held by Mr. Folkman that are currently exercisable or exercisable within 60 days of May 31, 2001.

 (7) The beneficial ownership for Max Hopper is comprised of 100,000 shares of common stock and 13,541 shares issuable upon the exercise of stock options held by Mr. Hopper that are currently exercisable or exercisable within 60 days of May 31, 2001.

 (8) The beneficial ownership for Zev Laderman is comprised of 12,500 shares issuable upon the exercise of stock options held by Mr. Laderman that are currently exercisable or exercisable within 60 days of May 31, 2001.

 (9) The beneficial ownership for Jonathan Nelson is comprised of 1,871,890 shares held by Organic Holdings, Inc. and 12,500 shares issuable upon the exercise of stock options held by Mr. Nelson that are currently exercisable or exercisable within 60 days of May 31, 2001. Mr. Nelson is the Chairman of the Board of Directors of Organic, Inc., a subsidiary of Organic Holdings, Inc., and disclaims beneficial ownership of the shares held by Organic Holdings, Inc. except to the extent of his pecuniary interest in these shares.

(10) The beneficial ownership for Robert Smelick is comprised of 87,523 shares held by Sterling Payot Capital, Inc., 23,962 shares held by Sterling Payot Management, Inc., 27,009 shares held by Sterling Payot Company, 29,835 shares held by Red Fox Investment Partners, 995,252 shares held either by Robert Smelick or by certain family members or family trusts over which Mr. Smelick has voting control, and 1,041 shares issuable upon the exercise of stock options held by Mr. Smelick that are currently exercisable or exercisable within 60 days of May 31, 2001. Mr. Smelick is managing director of Sterling Payot Management, Inc., the general partner of Sterling Payot Capital L.P., and he is also a principal of Sterling Payot Company and a manager of Red Fox Investment Partners. Mr. Smelick disclaims beneficial ownership of the shares held by Sterling Payot Capital, Inc., Sterling Payot Management, Inc., Sterling Payot Company and Red Fox Investment Partners except to the extent of his pecuniary interest in these shares.

(11) The beneficial ownership for Bob Page is comprised of 711,400 shares of common stock and 11,804 shares issuable upon the exercise of stock options held by Mr. Page that are currently exercisable or exercisable within 60 days of May 31, 2001.

(12) The beneficial ownership for Brett Kilpatrick is comprised of 226,178 shares of common stock and 21,179 shares issuable upon the exercise of stock options held by Mr. Kilpatrick that are currently exercisable or exercisable within 60 days of May 31, 2001.

(13) The beneficial ownership for Jonathan Becher is comprised of 323 shares of common stock and 81,520 shares issuable upon the exercise of stock options held by Mr. Becher that are currently exercisable or exercisable within 60 days of May 31, 2001.

(14) The beneficial ownership for Richard Kreysar is comprised of 1,269,261 shares of common stock held either by Mr. Kreysar or by certain family members or family trusts over which Mr. Kreysar has voting control. Mr. Kreysar's employment with the Company terminated effective January 15, 2001.

(15) The beneficial ownership for Gregory C. Walker is comprised of 1,500 shares of common stock and 74,376 shares issuable upon the exercise of stock options held by Mr. Walker that are currently exercisable or exercisable within 60 days of May 31, 2001. Mr. Walker's employment with the Company terminated effective April 30, 2001. His outstanding stock options will continue to vest while Mr. Walker renders consulting services to the Company through October 31, 2001.

(16) The beneficial ownership for Accrue's executive officers and directors as a group includes 4,073,405 shares of common stock and 376,852 shares issuable upon the exercise of stock options or warrants that are currently exercisable or exercisable within 60 days of May 31, 2001.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation awarded to, earned by, or paid to each individual who served as chief executive officer of Accrue for the fiscal year ended March 31, 2001 and each of the four most highly compensated individuals who were serving as executive officers of the Company on March 31, 2001 (collectively, the "Named Officers"), each of whose compensation exceeded $100,000 on an annual basis; and the compensation received by each such individual for the Company's two preceding fiscal years, as applicable.

                           SUMMARY COMPENSATION TABLE


           LONG-TERM

          COMPENSATION

      AWARDS/STOCK OPTIONS

   --------------------------
                                          ANNUAL COMPENSATION
   RESTRICTED     SECURITIES
                                FISCAL   ----------------------    OTHER ANNUAL
      STOCK       UNDERLYING        ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR    SALARY ($)   BONUS ($)
COMPENSATION($)   AWARD(S)($)    OPTIONS(#)     COMPENSATION($)
 ---------------------------    ------   ----------   ---------
---------------   -----------   ------------    ---------------
Richard D. Kreysar(1).........   2001     $194,115    $155,257       $324,768
        --         (201,422)(2)           --
  President and Chief            2000     $200,000    $150,000             --
        --               --               --
  Executive Officer              1999     $155,000    $100,000             --
        --        1,605,683               --
Brett Kilpatrick(3)...........   2001     $169,183                   $ 96,143(4)
        --               --               --
  Vice President of Sales        2000     $175,000          --       $151,396(4)
        --               --               --
                                 1999     $ 56,250          --       $ 25,683(4)
        --          255,000               --
Jonathan Becher(5)............   2001     $204,794          --             --
        --               --               --
  Senior Vice President of       2000     $ 57,948          --             --
        --               --               --
  Corporate Development and
  Strategy
Gregory C. Walker(6)..........   2001     $200,233          --             --
        --               --               --
  Vice President of Finance
  and                            2000     $177,765          --             --
        --          260,000               --
  Chief Financial Officer;
  Interim Chief Executive
  Officer
Bob Page......................   2001     $180,216                         --
        --               --               --
  Vice President of Product      2000     $175,000          --             --
        --               --               --
  Development and                1999     $155,000          --             --
        --          309,294               --
  Chief Technology Officer

---------------
(1) Richard D. Kreysar became President and Chief Executive Officer in June 1998. Mr. Kreysar's bonus of $155,257 earned in the fiscal year ended March 31, 2001 was paid in the fiscal year ending March 31, 2002. Mr. Kreysar received severance payments from the Company of $79,923 and loan forgiveness of $167,922 in the fiscal year ended March 31, 2001 and severance payments of $76,923 in the fiscal year ending March 31, 2002 in connection with his termination of employment effective January 15, 2001. Mr. Kreysar's bonus of $150,000 earned in the fiscal year ended March 31, 2000 was paid in the fiscal year ending March 31, 2001. Mr. Kreysar's bonus of $100,000 earned in the fiscal year ended March 31, 1999 was paid in the fiscal year ended March 31, 2000. On an annual basis, Mr. Kreysar's salary for the fiscal year ended March 31, 1999 would have been $200,000.

(2) Mr. Kreysar's employment with the Company terminated effective January 15, 2001. In connection with the termination of Mr. Kreysar's employment, the Company exercised its repurchase right with respect to 201,422 of 602,132 unvested shares of Common Stock previously issued to Mr. Kreysar. The Company waived its right to repurchase 400,710 unvested shares of Common Stock previously issued to Mr. Kreysar.

(3) Brett Kilpatrick became Vice President of Sales in November 1998. On an annualized basis, Mr. Kilpatrick's salary for the fiscal year ended March 31, 1999 would have been $150,000.

(4) Sales commissions earned by Mr. Kilpatrick. Mr. Kilpatrick's sales commission of $96,143 earned in the fiscal year ended March 31, 2001 was paid in the fiscal year ended March 31, 2002. Mr. Kilpatrick's sales commission of $151,396 earned in the fiscal year ended March 31, 2000 was paid in the fiscal year ending March 31, 2001. Mr. Kilpatrick's sales commission of $25,683 earned in the fiscal year ended March 31, 1999 was paid in the fiscal year ended March 31, 2000.

(5) Jonathan Becher joined the Company as Vice President of Product Strategy in January 2000 and was promoted to Senior Vice President of Corporate Development and Strategy in March 2001. On an annual basis, Mr. Becher's salary for the fiscal year ended March 31, 2000 would have been $160,000.

(6) Gregory C. Walker became Vice President of Finance and Chief Financial Officer in April 1999. On an annual basis, Mr. Walker's salary for the fiscal year ended March 31, 2000 would have been $190,000. In addition to his duties as Vice President of Finance and Chief Financial Officer, Mr. Walker served as interim Chief Executive Officer from January 15, 2001 until April 2, 2001 and his employment with the Company terminated effective April 30, 2001. The Company has retained Mr. Walker as a consultant for the period May 1, 2001 through October 31, 2001.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to stock options granted to the Named Officers in the last fiscal year. In addition, as required by Securities and Exchange Commission rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                                             INDIVIDUAL GRANTS(1)
     POTENTIAL REALIZABLE
                                         -----------------------------
       VALUE AT ASSUMED
                            NUMBER OF      PERCENT OF
     ANNUAL RATES OF STOCK
                           SECURITIES    TOTAL OPTIONS
      PRICE APPRECIATION
                           UNDERLYING      GRANTED TO     EXERCISE OR
      FOR OPTION TERM(2)
                             OPTIONS      EMPLOYEES IN     BASE PRICE
EXPIRATION   ---------------------
          NAME             GRANTED (#)   FISCAL YEAR(3)   ($/SHARE)(4)      DATE
        5%         10%
          ----             -----------   --------------   ------------
----------   --------   ----------
Richard D. Kreysar(5)....    50,000           0.8%          $21.4375
4/17/2010   $674,096   $1,708,292
Brett Kilpatrick(6)......    50,000           0.8%          $ 0.5625
3/11/2011   $ 17,688   $   44,824
                             50,000           0.8%          $21.4375
4/17/2010   $674,096   $1,708,292
Jonathan Becher(7).......    50,000           0.8%          $21.4375
4/17/2010   $674,096   $1,708,292
                             10,000           0.2%          $ 2.0312
12/04/2010   $ 12,774   $   32,372
                             90,000           1.5%          $ 0.5625
3/11/2011   $ 31,837   $   80,683
Gregory C. Walker(8).....    30,000           0.5%          $21.4375
4/17/2010   $404,457   $1,024,975
Bob Page(9)..............    50,000           0.8%          $ 0.5625
3/11/2011   $ 17,688   $   44,824
                             20,000           0.3%          $21.4375
4/17/2010   $269,637   $  683,317

---------------
(1) No stock appreciation rights were granted to the Named Officers in the last fiscal year. Options generally vest either 25% after the first year of service and ratably each month over the remaining 36-month period or monthly over 48 months, 36 months or 24 months. The options have a 10-year term, but are subject to earlier termination in connection with termination of employment. In the event of certain change-in-control transactions, options held by officers of the Company who are terminated without cause within three months thereafter will be exercisable to the extent of the number of shares that would otherwise vest if such officers remained employed by the Company or its successors for one year after the effective date of the transaction.

(2) The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share for the date of grant to the end of the option term. Actual gains, if any, on stock option exercises are dependent upon a number of factors, including the future performance of the Common Stock and the timing of option exercises, as well as the optionees' continued employment throughout the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

(3) The Company granted stock options representing 6,174,703 shares to employees in the last fiscal year.

(4) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise.

(5) Mr. Kreysar's option terminated in accordance with its terms on January 15, 2001.

(6) Mr. Kilpatrick's options vest in accordance with the terms set forth in footnote #1 above, except that his option for 50,000 shares which expires on March 11, 2011 vests at the rate of 1/36 of the shares monthly beginning on March 1, 2001.

(7) Mr. Becher's options vest in accordance with the terms set forth in footnote #1 above, except that his option for 10,000 shares vests at the rate of 1/24 of the shares monthly beginning on December 4, 2001, and his option for 90,000 shares vests at the rate of 1/36 of the shares monthly beginning on March 1, 2001.

(8) Mr. Walker's option vests in accordance with the terms set forth in footnote #1 above, except that Mr. Walker's outstanding options will cease vesting on October 31, 2001 or earlier if Mr. Walker ceases to be engaged as a consultant to the Company.

(9) Mr. Page's options vest in accordance with the terms set forth in footnote #1 above, except that his option for 50,000 shares vests at the rate of 1/36 of the shares monthly beginning on March 1, 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides summary information concerning the shares of Common Stock acquired in the year ended March 31, 2001, the value realized upon exercise of stock options during the fiscal year ended March 31, 2001, and the number and value of unexercised options with respect to each of the Named Officers as of March 31, 2001. The value of unexercised options was calculated by determining the difference between the fair market value of the underlying Common Stock on March 31, 2001 and the exercise price.

                                                                     NUMBER OF
SECURITIES       VALUE OF

UNDERLYING           UNEXERCISED

UNEXERCISED          IN-THE-MONEY

OPTIONS AT           OPTIONS AT
                                        SHARES                        MARCH 31,
2001($)     MARCH 31, 2001($)
                                      ACQUIRED ON       VALUE
(EXERCISABLE/         (EXERCISABLE/
                NAME                  EXERCISE(#)   REALIZED($)(3)
UNEXERCISABLE)(1)     UNEXERCISABLE)(2)
                ----                  -----------   --------------
--------------------   -----------------
Jonathan Becher.....................      --              --
58,503/186,187             --
Brett Kilpatrick....................      --              --            11,457/
88,543             --
Bob Page............................      --              --             4,582/
65,418             --
Richard D. Kreysar..................      --              --
--/--             --
Gregory C. Walker...................      --              --
43,334/165,417             --

---------------
(1) No stock appreciation rights (SARs) were outstanding during the fiscal year ended March 31, 2000.

(2) Based on $0.1875 per share, the closing price of the Company's Common Stock on The Nasdaq Stock Market on March 30, 2001, less the exercise price of the options.

(3) Value realized is calculated based on the closing price of the Company's Common Stock as reported on The Nasdaq Stock Market on the date of exercise minus the exercise price of the option and does not necessarily indicate that the optionee sold such stock.

     Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report, the Audit Committee Report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following is the report of the Compensation Committee of the Board of Directors describing the compensation policies, and the rationale therefore, with respect to the compensation paid to the Company's executive officers for the fiscal year ended March 31, 2001.

  Purpose of the Compensation Committee

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for determining compensation levels for the executive officers for each fiscal year based on a consistent set of policies and procedures. The Committee reviews and approves all executive target compensation (base and bonus) and the plan by which bonus in excess of target may be paid to executive officers. In the case of the Company's President and Chief Executive Officer, principal sales executive and certain other members of senior management, the Committee formulates an individual bonus plan based primarily upon accepted orders for the Company's products and services and revenues.

  Committee Structure

     During the fiscal year ended March 31, 2001 ("Fiscal 2001") the Committee was made up of two independent, non-employee members of the Board of Directors:
Max D. Hopper and Robert Smelick. The Committee met in April 2000 to set executive officer compensation plans for Fiscal 2001.

  Objectives of the Compensation Plan

     The objectives of the compensation program as established by the Committee are: (1) to provide a means for the Company to attract and retain high-quality executives; (2) to tie executive compensation directly to the Company's business and performance objectives; and (3) to reward outstanding individual performance that contributes to the long-term success of the Company.

  Elements of Compensation

     Each executive officer's compensation package is comprised of three elements: (1) base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group;
(2) variable or bonus compensation payable based on the achievement of financial performance goals and individual performance; and (3) long-term stock-based incentive compensation, which rewards Company growth and increased stockholder value.

     Base Compensation. The base compensation for each executive officer is determined based on consideration of the following factors: (1) salary levels for comparable positions in software and related companies similar in size and business that compete with Accrue in the recruitment and retention of senior personnel; (2) each executive's past performance relative to corporate, business group (if applicable) and individual objectives; (3) each executive's responsibility level and objectives for the subsequent year; and (4) compensation relative to other executives in the Company.

     Information regarding competitive salary ranges for Fiscal 2001 was obtained from an independent compensation survey firm. Some of the companies the Committee surveyed as part of the peer group for comparative compensation purposes are included in the Nasdaq Computer and Data Processing Index, which the Company has selected as the industry index for purposes of the stock price performance graph that appears later in this Proxy Statement. However, this index also includes a significant number of companies that are of greater size than the Company, participate in different industries than the Company or are located in different regions from the Company, and use of index companies alone would have incorrectly affected compensation comparisons. In selecting companies for compensation comparison purposes, the Committee selected companies that actually compete with the Company in seeking executive talent. Consequently, some companies included in the compensation comparison survey are not necessarily included in the Nasdaq Computer and Data Processing Index.

     The Company believes that the total cash compensation for the executive officers of the Company for Fiscal 2001 was competitive with the total cash compensation for executive officers at companies with which the Company competes for executives.

     Variable Compensation. The Company's Fiscal 2001 bonus plan approved by the Committee set forth (1) the size of the aggregate bonus pool for all non-commissionable employees and executive officers and (2) the amount of incentive bonus compensation payable to individual executive officers (other than the Company's principal sales executive) based on the achievement of specific performance targets relating to accepted orders, revenue and operating margin for the Company as a whole (and, for officers in business units, contribution margin). An executive officer's bonus compensation may be increased based upon a qualitative assessment of his or her performance by the President and Chief Executive Officer, in consultation with the Board of Directors. The bonuses payable to all such executive officers, together with bonuses payable to all other non-commissionable employees as a group, may not exceed the total bonus pool approved by the Committee. For Fiscal 2001, a bonus formula was established such that achievement of planned levels of accepted orders, revenue, operating margin and, where applicable, contribution margin would result in a specified bonus level. For performance levels over or under plan, the bonus compensation amount was increased or decreased proportionately. In addition, bonuses were subject to upward or downward adjustment based upon the earnings and revenue growth of the Company during Fiscal 2001 compared to other companies in the same industry sector. For Fiscal 2001, accepted orders, revenue and operating margin all were below the established targets, and contribution margin varied by business unit. Bonus compensation (except for the qualitative component) was determined according to the compensation formula and, was below the target amount. In addition, bonuses were adjusted downward as a result of the Company's earnings and revenue growth during Fiscal 2001 as compared to other companies in the same industry sector. Bonus compensation paid to the Company's principal sales executive in Fiscal 2001 was determined under his individual bonus plan and was adjusted downward as a result of decreased orders for the Company's products and services and decreased revenue during Fiscal 2001. Total bonus compensation for the Named Officers is shown in the Summary Compensation Table. The Committee believes that these levels of compensation are a fair reflection of the performance of the named individuals.

     Long-Term Incentive Compensation. Long-term compensation provided to the Company's executives has been in the form of stock options. The Committee believes that equity-based compensation closely aligns the interests of executive officers with those of stockholders by providing an incentive to manage the Company with a focus on long-term strategic objectives set by the Board of Directors relating to growth and stockholder value. Stock options are granted under the 1996 Stock Plan according to guidelines that take into account the executive's responsibility level, comparison with comparable awards to individuals in similar positions in the industry, the Company's long-term objectives for maintaining and expanding technological leadership through product development and growth, expected Company performance, the executive's performance and contribution during the last fiscal year and the executive's existing holdings of unvested stock options. However, the Committee does not strictly adhere to these factors in all cases and will vary the size of the grant made to each executive officer as the particular circumstances warrant. Each grant allows the officer to acquire shares of the Company's Common Stock at the fair market value in effect on the date of grant.

     The options vest in a series of installments over four-year, three-year or two-year periods, contingent upon the executive's continued employment with the Company. Accordingly, the option will provide a return to the executive only if he or she remains in the Company's employ, and then only if the market price of the Common Stock appreciates over the option term. Subsequent grants may be made to officers when the Committee believes that the officer has demonstrated greater potential, achieved more than originally expected, or assumed expanded responsibilities. Additionally, subsequent grants may be made to remain competitive with similar companies.

     The Committee evaluated the performance of the executive officers against the strategic objectives for Fiscal 2001 set by the Board and concluded that such performance warrants the level of long-term compensation awarded them as set forth in the Summary Compensation Table. The Committee typically reexamines long-term compensation levels each year.

  President and Chief Executive Officer's Compensation

     Compensation for the President/Chief Executive Officer was determined by a process similar to that discussed above for executive officers. Mr. Kreysar's base compensation for Fiscal 2001 was established by the Committee in April 2000. Mr. Kreysar's base compensation was competitive with base compensation levels for chief executive officers of the companies with which the Company competes for executives.

     As was the case with the other executive officers, Mr. Kreysar's bonus was calculated under a formula based on accepted orders, revenue and operating margin, and adjusted based on the Company's earnings and revenue growth compared to other companies in the same industry sector. For performance levels over or under plan, the bonus compensation amount would increase or decrease proportionately. Mr. Kreysar was also eligible for an increased bonus based on a qualitative assessment of his performance by the Board of Directors. For Fiscal 2001, accepted orders, revenue and operating margin all were below the established target. In addition, Mr. Kreysar's bonus was adjusted downward as a result of the Company's earnings and revenue growth during Fiscal 2001 compared to other companies in the same industry sector. Mr. Kreysar's bonus compensation (except for the qualitative component) was determined according to the compensation formula established at the beginning of the year and is shown in the Summary Compensation Table. In determining the amount of long-term compensation to grant to Mr. Kreysar the Committee considered the same factors used to determine grants for other executive officers set forth above.

     The Committee believes that the overall level of compensation is a fair reflection of Mr. Kreysar's performance for the year.

     Mr. Kreysar's employment as Chief Executive Officer of the Company terminated effective at the close of business on January 15, 2001, and Gregory Walker, the Company's Vice President and Chief Financial Officer, was named to serve as interim Chief Executive Officer until a new Chief Executive Officer was hired. Since Mr. Walker's service as Chief Executive Officer was on an interim basis only, the Compensation Committee did not deem it appropriate to adjust Mr. Walker's compensation.

  Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code (the "Code") places a $1 million limit on the tax deductibility of cash compensation paid to the seven most highly compensated executive officers of the Company. None of the compensation paid to the Company's executive officers in Fiscal 2000 was subject to Section 162 (m). Under the 1996 Plan, compensation deemed paid to an executive officer when he exercises an outstanding option under the Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation.

                                          COMPENSATION COMMITTEE

                                          Max D. Hopper
                                          Robert Smelick

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the compensation committee of Accrue's board during the fiscal year ended March 31, 2001 were Messrs. Hopper and Smelick. Neither Mr. Hopper nor Mr. Smelick have at any time been an officer or employee of Accrue. No member of the committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Accrue Board of Directors is composed of three independent directors and operates under a written charter which, as amended and restated, was adopted by the Board of Directors in June 2000, and is included in this proxy statement as Appendix A. The current members of the Audit Committee are Yorgen Edholm, David Folkman and Zev Laderman. Also during the fiscal year ended March 31, 2001, Brooke Seawell (who resigned from the Board of Directors in December 2000), Robert Smelick and Max Hopper also served as members of the Audit Committee. Messrs. Smelick and Hopper resigned from the Audit Committee effective May 1, 2001. Each of the current and past members of the Audit Committee is independent as defined by the Nasdaq Marketplace Rules.

     The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of an accounting firm to be engaged as the Company's independent accountants. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for the Company's internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

     The Audit Committee held three meetings during the fiscal year 2001. The meetings were designed to facilitate and encourage communication between the Audit Committee, management and our independent public accountants, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal year 2001 with management and the independent accountants.

     The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

     The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants, PricewaterhouseCoopers LLP, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with PricewaterhouseCoopers LLP the issue of its independence from Accrue.

     Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2001.

                                          AUDIT COMMITTEE

                                          Yorgen Edholm
                                          David Folkman
                                          Zev Laderman

           FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

     For the fiscal year ended March 31, 2001, PricewaterhouseCoopers LLP, our independent auditor and principal accountant, billed the fees set forth below. The Audit Committee of the Board of Directors has considered whether and concluded that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining its independence.

Audit fees..............................................              $285,900
  (Fees for the fiscal year ended March 31, 2001 audit
     and the reviews of Form 10-Q are $285,900 of which
     an aggregate amount of $52,150 has been billed
     through March 31, 2001.)
Financial information systems design and implementation
  fees..................................................              $      0
All other fees including tax services, due diligence in
  connection with acquisitions and other filings with
  the Securities and Exchange Commission................               379,922
                                                                      --------
          Total fees:...................................              $665,822
                                                                      ========

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return data for the Company's stock since July 30, 1999 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of (i) The Nasdaq National Market Composite Index and (ii) the Nasdaq Computer Index. The graph assumes that $100 was invested on July 30, 1999, the date on which the Company's common stock was first offered to the public, in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a per share price of $10.00, the price to which such stock was first offered to the public by the Company on the date of its initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                COMPARISON OF 20 MONTH CUMULATIVE TOTAL RETURN*
AMONG ACCRUE SOFTWARE, INC., THE NASDAQ NATIONAL MARKET COMPOSITE INDEX AND THE
                             NASDAQ COMPUTER INDEX

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------
----------------------
                       7/30/99   9/30/99   12/31/99   3/31/00   6/30/00
9/29/00   12/29/00   3/30/01
--------------------------------------------------------------------------------
----------------------
 Accrue Software,
  Inc.                   100       185       444        376       291        98
      21          2
 Nasdaq National
  Market Composite
  Index                  100       104       154        173       150       139
      94         70
 Nasdaq Computer
  Index                  100       110       170        198       172       156
      95         65
--------------------------------------------------------------------------------
----------------------

* $100 invested on 7/30/99 in stock or in indices including reinvestment of dividends. Fiscal year ending March 31.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Private Placements of Securities

     Some stock option grants to our directors and executive officers are described under the captions "Proposal No. 1 -- Election of Directors -- Directors' Compensation" and "Compensation of Executive Officers."

  Transactions with Directors and Officers

     Pursuant to an offer letter dated March 8, 2001, the Company engaged Jeffrey Walker to serve as its new Chief Executive Officer and as a Director starting on April 2, 2001. In addition to salary and standard employee benefits, Mr. Walker's offer included the grant of an incentive stock option exercisable for 900,000 shares of Accrue common stock at a purchase price of $0.2188 per share, which option vests over 36 months and is immediately exercisable. The option is subject to acceleration of vesting with respect to 1/3rd of the shares subject to the option if Mr. Walker is terminated without cause during the first twelve months of his employment with Accrue as the result of a change of control in connection with a merger or sale of Accrue. If Mr. Walker is terminated without cause after the first twelve months of his employment with Accrue as the result of a change of control, he will receive 100% vesting of all shares subject to the option. Additionally, if Mr. Walker is terminated without cause, his salary, benefits and stock option vesting will continue for six months beyond his date of termination or until the first anniversary of his date of hire, whichever is later. The Company has agreed to grant Mr. Walker a full recourse loan for $196,920.00 to enable him to early exercise the option.

     On March 24, 2001, the Company and Richard Kreysar entered into a Separation Agreement and Mutual Release (the "Kreysar Separation Agreement") in connection with the termination of Mr. Kreysar's employment as Accrue's Chief Executive Officer effective January 15, 2001. Pursuant to the Kreysar Separation Agreement, Mr. Kreysar received severance payments equal to his regular base salary (less applicable tax withholding) for six months following his termination (the "Severance Period") and the Company also paid applicable COBRA premiums on behalf of Mr. Kreysar during the Severance Period. Previously, Accrue loaned Mr. Kreysar $192,681.96 in exchange for a promissory note dated October 1, 1998 (the "Note"), with interest accruing at the rate of 5.06% per annum, which Note became due and payable upon the date of Mr. Kreysar's termination. However, pursuant to the Kreysar Separation Agreement, the Company waived repayment of $167,921.78, representing $144,511.32 of principal and $23,410.46 of accrued interest under the Note. The Company also waived its repurchase right with respect to 400,710 of the 602,132 unvested shares of common stock previously issued to Mr. Kreysar, and repurchased 201,422 shares for a repurchase price of $24,170.64, which amount was deducted from outstanding principal under the Note. In exchange for a new nonrecourse promissory note from Mr. Kreysar dated March 24, 2001 in the principal amount of $24,000 (the "New Note"), the Company agreed to cancel the prior Note. The New Note is secured by Mr. Kreysar's pledge of 200,000 shares of the Company's common stock pursuant to a Pledge and Security Agreement between Mr. Kreysar and the Company dated March 24, 2001.

     On June 12, 2001, the Company and Greg Walker entered into a Separation Agreement and Mutual Release (the "Walker Separation Agreement") in connection with the termination of Mr. Walker's employment as Accrue's Vice President and Chief Financial Officer effective April 30, 2001. Pursuant to the Walker Separation Agreement, Mr. Walker was paid a lump sum bonus of $50,000 and received severance payments equal to his regular base salary (less applicable tax withholding) for six months following his termination. The Company has also retained Mr. Walker as a consultant for the period from May 1, 2001 through October 31, 2001 (the "Consulting Period") during which time the Company has agreed to pay Mr. Walker's COBRA premiums. Mr. Walker's outstanding stock options for a total of 290,000 shares of the Company's common stock will continue to vest until the end of the Consulting Period.

     Acceleration of Vesting. Other than as specifically set forth herein, options granted to officers under Accrue's 1996 Stock Plan and options granted to directors under Accrue's 1999 Directors Stock Option Plan are subject to acceleration of vesting upon a change of control in connection with a merger or sale of Accrue with respect to 25% of the shares subject to the option grant if the option holder is terminated without cause within three months after the change of control.

     Bob Page received option grants in September 1996, June 1997 and September 1998 which are subject to acceleration of vesting of 25% of the shares subject to the option grant upon a change of control in connection with a merger or sale of Accrue.

  Indemnification Agreements

     We have entered into indemnification agreements with our officers and directors that contain provisions which may require Accrue, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.


     DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING



     Proposals of stockholders intended to be included in the Company's proxy statement for the 2002 Annual Meeting of Stockholders must be received by the Company's Chief Financial Officer, Accrue Software, Inc., 48634 Milmont Drive, Fremont, California 94538, no later than March 19, 2002. If the Company is not notified of a stockholder proposal not less than ninety nor more than one hundred twenty days prior to the date of the next Annual Meeting of Stockholders, then the proxies held by management of the Company provide discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in the Proxy Statement.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended March 31, 2000, all filing requirements applicable to the Reporting Persons were complied with except: Jonathan Becher, the Company's Senior Vice President of Corporate Development and Strategy, filed late Form 4s for January 2000 (grant of option to purchase 10,000 shares of Common Stock), April 2000 (purchase of 6,210 shares of Common Stock; grant of option to purchase 50,000 shares of Common Stock)and March 2001 (grant of option to purchase 90,000 shares of Common Stock); Brett Kilpatrick, the Company's Vice President of Sales, filed late Form 4s for April 2000 (grant of option to purchase 50,000 shares of Common Stock), August 2000 (sale of 15,000 shares of Common Stock) and March 2001 (grant of option to purchase 50,000 shares of Common Stock); Bob Page, the Company's Vice President of Product Development and Chief Technology Officer, filed late Form 4s for April 2000 (grant of option to purchase 20,000 shares of Common Stock), May 2000 (sale of 20,000 shares of Common Stock), August 2000 (five sales of Common Stock in an aggregate amount of 100,000 shares) and March 2001 (grant of option to purchase 50,000 shares of Common Stock); Greg Walker, the Company's former Vice President of Finance and Chief Financial Officer, filed late Form 4s for April 2000 (grant of option to purchase 30,000 shares of Common Stock) and August 2000 (exercise of two options for an aggregate of 11,249 shares of Common Stock and three sales of Common Stock in an aggregate amount of 13,249 shares); Vito Salvaggio, the Company's former Vice President of Marketing, filed late Form 4s for January 2000 (sale of 1,524 shares of Common Stock) and April 2000 (grant of option to purchase 20,000 shares of Common Stock; two purchases of Common Stock for an aggregate of 30,417 shares); Ron Yu, the Company's former Vice President of Worldwide Professional Services and Customer Support, filed a late Form 3 (disclosure of beneficial ownership; grant of option in March 2001 to purchase 75,000 shares of Common Stock); Jonathan Nelson, a member of the Company's Board of Directors, filed a late Form 3 (disclosure of beneficial ownership; grant of option in January 2001 to purchase 50,000 shares of Common Stock); and Yorgen Edholm, a member of the Company's Board of Directors, filed a late Form 3 (disclosure of beneficial ownership; grant of option in March 2001 to purchase 100,000 shares of Common Stock).

                                 OTHER MATTERS

     Accrue knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          FOR THE BOARD OF DIRECTORS

                                          /s/ Jeffrey S. Walker
                                          Jeffrey S. Walker
                                          President and Chief Executive Officer

Dated: July 27, 2001

                                                                      APPENDIX A
                             ACCRUE SOFTWARE, INC.

                        CHARTER FOR THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                      (AMENDED AND RESTATED JUNE 1, 2000)

PURPOSE

     The purpose of the Audit Committee established by this charter will be to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of Accrue Software, Inc. (the "Company"), to provide to the Board of Directors (the "Board") the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, to supervise the finance function of the Company (which will include, among other matters, the Company's investment activities) and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention.

     The Audit Committee will undertake those specific duties and responsibilities listed below, and such other duties as the Board from time to time may prescribe.

                                 CHARTER REVIEW

     The Audit Committee will review and reassess the adequacy of this charter at least once per year. This review is initially intended to be conducted at the first Audit Committee meeting following the Company's Annual Meeting of Stockholders, but may be conducted at any time the Audit Committee desires to do so. Additionally, to the extent and in the manner that the Company is legally required to do by the rules of the Securities and Exchange Commission (the "SEC"), this charter (as then constituted) shall be publicly filed.

                                   MEMBERSHIP

     The Audit Committee must be comprised of at least three members of the Board. Such members will be elected and serve at the pleasure of the Board. The members of the Audit Committee will not be employees of the Company. Each member of the Audit Committee shall be an "independent director," as defined by and to the extent required by the Rules of the National Association of Securities Dealers, Inc. ("NASD").

     Further, each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement, or must become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. Additionally, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Notwithstanding the foregoing, one director who is not independent, as defined in the NASD Rules, and who is not a current employee or an immediate family member of such employee, may be appointed to the Audit Committee, if the board, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its stockholders, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

                                    MEETINGS

     The Audit Committee will meet separately with the President/Chief Executive Officer and separately with the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company upon the completion of the annual audit, and at such other times as it deems appropriate, to review the independent auditors' examination and management report.

                                RESPONSIBILITIES

     The responsibilities of the Audit Committee shall include:

          1. Nominating the independent auditors for annual approval by the Board and ratification by the stockholders;

          2. Reviewing the plan for the audit and related services at least annually;

          3. Reviewing audit results and annual and interim financial statements;

          4. Ensuring the receipt of, and reviewing, a written statement from the Company's auditors delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1;

          5. Reviewing and actively discussing with the Company's auditors any disclosed relationship or service that may impact the objectivity and independence of the auditor;

          6. Taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditor;

          7. Overseeing the adequacy of the Company's system of internal accounting controls, including obtaining from the independent auditors management letters or summaries on such internal accounting controls;

          8. Overseeing the effectiveness of the internal audit function;

          9. Overseeing the Company's compliance with the Foreign Corrupt Practices Act;

          10. Overseeing the Company's compliance with SEC requirements for disclosure of auditor's services and Audit Committee members and activities; and

          11. Overseeing the Company's finance function, which may include the adoption from time to time of a policy with regard to the investment of the Company's assets.

     In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it.

     Finally, the Audit Committee shall ensure that the Company's auditors understand both (i) their ultimate accountability to the Board and the Audit Committee, as representatives of the Company's stockholders, and (ii) the Board's and the Audit Committee's ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company's independent auditors (or to nominate the outside auditor to be proposed for stockholder approval in any proxy statement).

                                    REPORTS

     The Audit Committee will to the extent deemed appropriate record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board. To the extent required, the Audit Committee will also prepare and sign a Report of the Audit Committee for inclusion in the Company's proxy statement for its Annual Meeting of Stockholders.

PROXY                         ACCRUE SOFTWARE, INC.                        PROXY
                 48634 MILMONT DRIVE, FREMONT, CALIFORNIA 94538
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the Proxy Statement and appoints Jeffrey S. Walker and Harrison N. Paist, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Accrue Software, Inc. (the "Company") held of record by the undersigned on July 25, 2001, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held September 21, 2001, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.

1. To elect the following directors to serve until the 2002 annual meeting of stockholders or until their respective successors are elected and qualified:

Jeffrey S. Walker    [ ] FOR [ ] WITHHOLD AUTHORITY TO VOTE       Zev Laderman
   [ ] FOR [ ] WITHHOLD AUTHORITY TO VOTE
Yorgen Edholm     [ ] FOR [ ] WITHHOLD AUTHORITY TO VOTE          Jonathan
Nelson    [ ] FOR [ ] WITHHOLD AUTHORITY TO VOTE
David Folkman     [ ] FOR [ ] WITHHOLD AUTHORITY TO VOTE          Robert Smelick
    [ ] FOR [ ] WITHHOLD AUTHORITY TO VOTE
Max D. Hopper     [ ] FOR [ ] WITHHOLD AUTHORITY TO VOTE

2. To consider and vote upon proposed amendments to the Certificate of Incorporation of the Company to enable the Company to effect one or more reverse stock splits, in the ratios set forth below, during the 12 months following approval by the stockholders of such amendment(s), if the Board of Directors determines that any such action is necessary and appropriate, and in the best interests of the Company and its stockholders to seek to maintain the listing of the Company's Common Stock on the Nasdaq National Market or, if necessary, to transfer the Company's listing to the Nasdaq SmallCap Market.


(a) Amend the Company's Certificate of Incorporation to effect a one-for-two
reverse stock split.                           [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


(b) Amend the Company's Certificate of Incorporation to effect a one-for-three
reverse stock split.                           [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


(c) Amend the Company's Certificate of Incorporation to effect a one-for-four
reverse stock split.                           [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


(d) Amend the Company's Certificate of Incorporation to effect a one-for-five
reverse stock split.                           [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


(e) Amend the Company's Certificate of Incorporation to effect a one-for-six
reverse stock split.                           [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


(f) Amend the Company's Certificate of Incorporation to effect a one-for-ten
reverse stock split.                           [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


(g) Amend the Company's Certificate of Incorporation to effect a one-for-thirty
reverse stock split.                           [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


                     (Please date and sign on reverse side)

3. To ratify the Board of Director's appointment of PricewaterhouseCoopers LLP to serve as independent auditors of the Company for the fiscal year ending March
31, 2002.          [ ] FOR  [ ] AGAINST  [ ] ABSTAIN
4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
                       [ ] FOR  [ ] AGAINST  [ ] ABSTAIN
This Proxy, when properly executed, will be voted in the manner directed herein. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED AND FOR THE OTHER PROPOSALS IF NO SPECIFICATION IS MADE.

                                                        Dated:  , 2001

                                                        ------------------------
                                                        Signature

                                                        ------------------------
                                                        Signature if held
                                                        jointly

                                                        Please sign exactly as
                                                        your name(s) is (are)
                                                        shown on the stock
                                                        certificate to which the
                                                        Proxy applies. When
                                                        shares are held by joint
                                                        tenants, both should
                                                        sign. When signing as an
                                                        attorney, executor,
                                                        administrator, trustee
                                                        or guardian, please give
                                                        full title, as such. If
                                                        a corporation, please
                                                        sign in full corporate
                                                        name by the President or
                                                        other authorized
                                                        officer. If a
                                                        partnership, please sign
                                                        in the partnership's
                                                        name by an authorized
                                                        person.
Please mark, sign, date and return the proxy card promptly using the enclosed envelope.